FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:
Michael Price Chairman & CEO 616-726-1600 mprice@mercbank.com	Charles Christmas Chief Financial Officer 616-726-1202 cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES NEW BOARD MEMBER
Grand Rapids, MI — September 13, 2007 — Mercantile Bank Corporation (NASDAQ: MBWM) today announced that its board of directors has elected Timothy O. Schad, 59, chairman and chief executive officer of Nucraft Furniture Company, to the corporate board. Mr. Schad has also been elected to serve as a director of the bank by the board of directors of Mercantile Bank of Michigan, the Company’s wholly-owned subsidiary bank. He was also appointed to the audit committee.
Michael Price, chairman and chief executive officer of Mercantile Bank Corporation, commented on Mr. Schad’s appointment: “We are delighted that Tim will be joining our board. He brings to Mercantile a lifetime of leadership in our local business community. Even more importantly, we are counting on Tim to contribute the same qualities that have characterized his successful career — leadership, integrity and business acumen — to the leadership of Mercantile. Tim Schad represents a valuable addition to our Board.”
Schad joined Nucraft, a manufacturer of high-end wood office furniture for executive offices, conference rooms and board rooms, in 1980 and served in several executive positions prior to his appointment as chairman and chief executive officer in 1997. Under his leadership, Nucraft sales increased from $2 million to $30 million.
Concurrently, Mr. Schad served as vice president for finance and administration, and treasurer, at Grand Valley State University from 2001 to 2006. He earned a Bachelor of Arts degree in computer systems engineering from Dartmouth College in 1970, a Bachelor of Engineering from the Thayer School of Engineering at Dartmouth in 1971, and an M.B.A. degree from Harvard Business School in 1977. Mr. Schad serves on the board of directors of several private companies, and has been a member of the board of directors for the Grand Rapids Area Furniture Manufacturers Association, the Kendall College of Art and Design,Porter Hills Foundation and Opera Grand Rapids.
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, and Ann Arbor, Michigan. The Company recently announced its expansion into the Oakland County market. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

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